EXHIBIT 99.1


FOR IMMEDIATE RELEASE
---------------------                      Contact:
Thursday, July 17, 2003                    John F. Rebele
                                           Senior Vice President
                                           and Chief Financial Officer
                                           Building Materials Corporation
                                           of America
                                           (973) 628-4038



              BUILDING MATERIALS CORPORATION OF AMERICA ANNOUNCES
              ---------------------------------------------------
                              NEW CREDIT FACILITY
                              -------------------


         Wayne, NJ -- Building Materials Corporation of America ("BMCA" or "the Company") announced today it has completed a new $350 million Senior Secured Credit facility (the "New Credit facility"). The initial borrowings under the New Credit facility were primarily used to repay amounts outstanding under its existing $210 million Secured Revolving Credit facility due August 2003, to repay the $115 million Accounts Receivable Securitization Agreement due December 2004, and to repay the $7 million Precious Metals Note due August 2003. The new $350 million Senior Secured Credit facility has a final maturity date of November 15, 2006, subject to certain conditions.

         On June 30, 2003, the Company exercised an Early Buyout Option on certain machinery and equipment located at its Chester, South Carolina glass mat manufacturing facility for $19.7 million. Concurrent with entering the new $350 million Senior Secured Credit facility, BMCA refinanced the Chester, South Carolina machinery and equipment with a new $19.7 million secured facility due July 2010.


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         Bill Collins, Chief Executive Officer and President, said, "We are pleased to have successfully completed these financings. These new facilities provide us with enhanced flexibility to meet our seasonal borrowing demands for working capital and fund capital expenditures and acquisitions to support the continued growth of our business."

                                   * * * *


         Building Materials Corporation of America, which operates under the name of GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc., and is a leading national manufacturer of residential and commercial roofing products and specialty building products.



         This press release contains "forward looking statements" within the meaning of the federal securities laws with respect to the Company's financial results and future operations and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors that could cause such differences are discussed in the Company's filings with the U.S. Securities and Exchange Commission and are incorporated herein by reference.